TOLL BROTHERS, INC. & SUBSIDIARIES          EXHIBIT 11

                  STATEMENT:  COMPUTATION OF EARNINGS PER SHARE
                     (In thousands except per share amounts)

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                                                YEAR ENDED OCTOBER 31,
                                          1996         1995        1994

Net income per income statement         $53,744      $49,932      $36,177

Addback:  Interest on
 convertible debentures, net
 of income taxes                          1,543        1,585        1,285

Net income (Fully diluted)              $55,287      $51,517      $37,462

Earnings per share:
  Primary                               $  1.56      $  1.47      $  1.08

  Fully Diluted                         $  1.50      $  1.41      $  1.05

PRIMARY SHARES:
Weighted average shares
  outstanding                            33,868       33,510       33,398

Common stock equivalents -
  stock options                             624          399          228

  TOTAL                                  34,492       33,909       33,626

FULLY DILUTED SHARES:
Weighted average share
  outstanding                            33,868       33,510       33,379

Common stock equivalents -
  stock options                             634          690          256
Shares issuable on conversion
  of subordinated debentures              2,389        2,451        2,029

  TOTAL                                  36,891       36,651       35,664
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